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AMENDMENT NO. 2

TO

CHECKING AND FINANCIAL RECORDKEEPING SERVICES AGREEMENT

This Amendment No. 2 To Checking and Financial Recordkeeping Services Agreement (“Amendment No. 2”), dated as of May 3, 2016 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Phoenix Life Insurance Company (“Phoenix”).

Background

BNYM (under its former name PFPC Inc.) and Phoenix previously entered into that certain Checking and Financial Recordkeeping Services Agreement, dated March 24, 2006 and BNYM (under its former name PNC Global Investment Servicing (U.S.) Inc.) and Phoenix entered into Amendment No. 1 to Checking and Financial Recordkeeping Services Agreement dated as of August 1, 2009 (collectively, the “Amended Agreement”). On December 13, 2013 Phoenix provided BNYM with email notice of its intention to renew the Agreement and by its execution of this Amendment No. 2 BNYM is indicating its acceptance of such renewal. Phoenix and BNYM wish to amend the Amended Agreement with this Amendment No. 2 on the terms and conditions provided for herein.

Terms

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Amended Agreement. The Amended Agreement is hereby amended as follows:

(a) (i)	The words “PNC Global Investment Servicing (U.S.) Inc.” shall be deleted in their entirety each place they appear and shall be replaced with “BNY Mellon Investment Servicing (US) Inc.”;

(ii)	The term “PNC” shall be deleted each place it appears and shall be replaced with the term “BNYM”;

(iii)	References to “The PNC Financial Services Group, Inc.” shall be deleted each place they appear and shall be replaced by “The Bank of New York Mellon Corporation”; and

(iv)	The words “Phoenix Preferred Client” shall be deleted each place they appear and shall be replaced by “Phoenix Concierge”.

(b)	Section 2.3 is amended by adding a fourth paragraph thereto which reads in its entirety as follows:

Phoenix shall include in the Phoenix Concierge Account Documentation the checkwriting terms and conditions set forth on Schedule C hereto (“Checkwriting Terms”). Each party to the Checkwriting Terms will be obligated in accordance with its terms. BNYM may amend Schedule C by delivering an amended Schedule C to Phoenix in accordance with Section 10.3 (Notices). BNYM represents and warrants that Schedule C will at all times contain commercially reasonable terms and conditions governing checkwriting that Agent establishes for all its checkwriting customers generally, as applicable to Phoenix Concierge Accounts.

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(c)	The fourth sentence of Section 3.1.1 is deleted and replaced in its entirety by the following:

Subject to available defenses against the Customer, BNYM shall have responsibility, and will indemnify, defend and hold Phoenix harmless from Losses, resulting from the improper payment of a Check (i) that is paid by Agent over an effective stop payment order, or (ii) is $6,000 or more in amount, bears a forged or unauthorized drawer signature or has been altered, and is paid by Agent due to Agent’s grossly negligent review of the Check.

(d)	Section 3.1.6 is deleted and replaced in its entirety by the following:

3.1.6. Provisioning of Program Supplies. BNYM will take reasonable measures to arrange for a check vendor reasonably acceptable to Phoenix (“Check Vendor”) (i) to mail to each Customer opening a Phoenix Concierge Account on the BNYM Business Day next following the BNYM Business Day that the Phoenix Concierge Account was opened: (A) a checkbook cover furnished by the Check Vendor, (B) an initial supply of blank Checks furnished by the Check Vendor meeting specifications established by BNYM from time to time and agreed to by Phoenix, such agreement not to be unreasonably withheld, conditioned or delayed (“Blank Checks”), (C) account agreements, privacy statements and other account materials (“Program Materials”) and (D) an account opening statement printed by the Check Vendor using data furnished by BNYM, and (ii) to make available to such Customers additional supplies of Blank Checks as reasonably requested by the Customers. Program Materials shall contain content (i) furnished by Phoenix, and (ii) approved by BNYM to the extent approval is provided for in this Agreement. BNYM shall be responsible for printing the Program Materials and furnishing sufficient quantities of such printed materials to the Check Vendor for the mailing described above, or for furnishing stationary to the Check Vendor in sufficient quantities to permit the Check Vendor to print the Program Materials for the mailing described above, in each case as the parties shall agree from time to time. BNYM will monitor the performance of the Check Vendor, furnish reports of such performance to Phoenix monthly or at such other frequency as Phoenix and BNYM shall reasonably agree, and discuss with the Check Vendor any comments of Phoenix regarding the Check Vendor’s performance. BNYM’s duties with respect to the Check Vendor shall solely and exclusively be those expressly stated in this Section 3.1.6. Phoenix shall solely be responsible for all charges of the Check Vendor and all associated supplies.

(e)	Section 3.4 is deleted and replaced in its entirety by the following:

3.4 Customer Services. BNYM will maintain an adequate staff of trained personnel to service customer inquiries related to the services provided by BNYM hereunder, including a toll-free telephone number for use by Customers from 8:00 a.m. to 5:30 p.m., Eastern time, during each BNYM Business Day.

(f)	Section 5 is deleted and replaced in its entirety by the following:

5. Clearing and Settlement: Collections from Customers.

5.1 Clearing Account. BNYM will establish an account with Agent on behalf of Phoenix pursuant to documentation found reasonably satisfactory to Agent for use by Agent in the clearance and settlement of daily outstanding settlement balances between Phoenix and BNYM relating to Customer Transactions and for payment of service charges and reimbursements between Phoenix and BNYM (“Clearing Account”). On each BNYM Business Day, Phoenix will wire sufficient funds to the Clearing Account, using the Fedwire system, to fully satisfy and fund the outstanding settlement balance between Phoenix and BNYM. In the event Phoenix fails to comply on any BNYM Business Day with the foregoing requirement, BNYM may do any one or more of the following at its election: (a) terminate this Agreement with a five-day advance written notice to Phoenix, (b) require Phoenix to pay the amount due on the next succeeding BNYM Business Day

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plus an additional amount equal to the Float, and (c) until such failure is fully cured with respect to the then-current BNYM Business Day and all prior BNYM Business Days and until all amounts required by clause (b) have been paid, refuse to pay due to insufficient funds any Checks presented to it that BNYM Business Day or thereafter for payment processing and return such Checks through banking channels to the bank of deposit on the grounds of insufficient funds. Any remedy chosen by BNYM pursuant to this Section 5.1 shall not preclude BNYM from pursuing other remedies under the Agreement.

5.2 Collections from Customers. BNYM will be responsible for debiting the Customer’s Concierge Account, and otherwise collecting from each Customer, amounts that BNYM properly charges against the Clearing Account; however, for clarification, Phoenix’s wire payment obligation under Section 5.2 is not mitigated or conditioned to any extent by this Section 5.2.

(g)	Section 8.5 is deleted and replaced in its entirety by the following:

8.5 Limitation of Liability.

8.5.1. Damage Limitation. BNYM’s maximum aggregate cumulative liability to Phoenix and all persons or entities claiming through Phoenix, considered as a whole, for all Loss, the recovery of which is not excluded by another provision of this Agreement, including all indemnification obligations, shall not exceed the lesser of: (i) the fees actually paid to BNYM by Phoenix for services provided hereunder during the twelve (12) full calendar months immediately prior to the last Loss Date; or (ii) $400,000.

8.5.2. Events Beyond Reasonable Control. Notwithstanding any other provision and for all purposes of this Agreement: Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with a destructive force substantially equivalent to hurricanes but not meeting technical criteria necessary for hurricane designation), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor, building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNYM for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing.

8.5.3. Consequential Damages. In no event shall either Party, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such losses. For clarification: this provision shall be interpreted to prevail over all other sections of the Agreement.

8.5.4. Limitation to Described Services. BNYM shall be responsible for performing only the services expressly provided for in this Agreement or in a written amendment as may be specifically agreed to by BNYM and Phoenix.

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(h)	The following indemnification provisions shall be modified as follows:

(1) The fifth sentence of Section 3.1.1. shall be deleted and replaced in its entirety with the following (underlying indicates added language):

Phoenix shall have responsibility, and will indemnify, defend and hold BNYM, the Agent and their respective officers, directors, employees and agents harmless from Losses, with respect to a Check described in Section 3.1.2. and, except as described in the preceding sentence, shall have responsibility with respect to the improper payment of any Check that bears a forged or unauthorized drawer signature or that has been altered, all subject to available defenses against the Customer.

(2) The second sentence of Section 3.1.2. shall be deleted and replaced in its entirety with the following (underlying indicates added language):

Phoenix will indemnify, defend and hold BNYM, the Agent and their respective officers, directors, employees and agents harmless from any Losses incurred by BNYM arising out of Agent’s payment or non-payment, as applicable, of such Check.

(3) The third sentence of Section 3.1.8. (the Section 3.1.8. that immediately follows Section 3.1.7.) shall be deleted and replaced in its entirety with the following (underlying indicates added language):

Phoenix will be responsible for, and will indemnify, defend and hold BNYM, the Agent and their respective officers, directors, employees and agents harmless from, (i) any Losses caused in whole or in part by Phoenix’s failure to observe or carry out its own security procedures, and (b) any Losses relating to the granting or maintenance of Check Transaction privileges or the ordering and delivery of checks, which Losses are caused in whole or in part by the negligence, defalcations or dishonest acts of Phoenix’s employees or agents.

(4) The second sentence of Section 3.3 shall be deleted and replaced in its entirety with the following (underlying indicates added language):

Phoenix will be responsible for, and will indemnify, defend and hold BNYM, the Agent and their respective officers, directors, employees and agents harmless from, any Losses caused in whole or in part by BNYM’s or the Agent’s following of Phoenix’s instructions to restrict or eliminate Transactional privileges for particular accounts.

(5) Section 8.1 shall be amended by adding the following sentence to the end:

BNYM’s indemnification obligations under the Agreement represent Phoenix’s sole and exclusive rights and remedies against BNYM for any claim for damages arising under the Agreement.

(6) Section 8.2. shall be deleted and replaced in its entirety with the following (underlying indicates added language):

8.2 Phoenix Indemnification of BNYM. Phoenix will indemnify, defend and hold harmless BNYM, the Agent and their respective officers, directors, employees and agents, for all Losses arising out of or related to (a) Phoenix’s gross negligence, willful misconduct or material breach of the terms of this Agreement, except to the extent such breach is attributable to BNYM’s or Agent’s negligent actions or omissions; (b) BNYM’s or Agent’s following of Phoenix’s

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instructions or Phoenix’s entry of incorrect information into BNYM’s or Agent’s systems; (c) the operation and procedures applicable to Customers’ Phoenix Concierge Accounts; (d) violations of any federal or state securities laws, regulation, or order, or of the rules of any self-regulatory organization, except to the extent such violations are attributable to BNYM’s or the Agent’s negligent acts or missions; (e) any dispute based on false advertising claims related to portions of torms and materials for which portions BNYM’s approval is not required under Section 2.3.2. hereof; and (f) all actions taken or omitted by BNYM or the Agent as agent of Phoenix pursuant to this Agreement except to the extent an action or omission constitutes a negligent act or omission. Phoenix’s indemnification obligations under the Agreement represent BNYM’s (and Agent’s) sole and exclusive rights and remedies against Phoenix for any claim for damages arising under the Agreement.

(i)	The second and third sentences of Section 9.1 are deleted and replaced in its entirety with the following:

This Agreement shall automatically renew for successive additional terms of three years commencing on the final day of the Initial Term and continuing on the final day of each successive 3-year anniversary of the final day of the Initial Term (each such additional 3-year term being a “Renewal Term”), unless Phoenix or BNYM gives written notice of its intent not to renew and such notice is received by the other party not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or then-current Renewal Term, as applicable, or, if later and applicable, the later of the day substantially all services cease to be provided under the Agreement or the date the transfer of all records that Phoenix requests be transferred in connection with a termination is completed.

(j)	Section 10.1 is deleted and replaced in its entirety with the following:

10.1 Confidentiality. The parties shall be bound by the terms of Schedule D with respect to confidentiality and the other provisions set forth in Schedule D.

(k)	Section 10.3 is deleted and replaced in its entirety with the following:

10.3 Notices.

10.3.1. Unless otherwise provided herein, all notices required or permitted to be given hereunder must be (i) in writing and signed by an Authorized Person (“Written Notice”), or (ii) contained in or attached as an image to an email sent by an Authorized Person or a person reasonably believed to be an Authorized Person (“Email Notice”).

10.3.2. A Written Notice shall be deemed given and received when addressed as specified in Section 10.3.4. and delivered:

(i)	by hand to the recipient and signed for by the recipient or an administrative assistant to the recipient;

(ii)	by the U.S. Postal Service as first-class registered mail, postage prepaid, with return receipt or other delivery verification provided;

(iii)	by UPS or Federal Express, with signature of recipient or authorized mail clerk; or

(iv)	by facsimile sending device providing for automatic confirmation of receipt.

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10.3.3 An Email Notice shall be deemed given and received when sent to the email address specified in Section 10.3.4. and the recipient confirms receipt of the email by sending a response email with the Email Notice included in the response email.

10.3.4. The parties shall use the addresses set forth below for the notices described in Sections 10.3.2. and 10.3.3., or such other addresses as may be specified by a party in a writing complying with this Section 10.3:

Phoenix:	Phoenix Life Insurance Company PO Box 22012 Albany, NY 12201-2012 Attention: Neal Regels Email Address: Neal.Regels@PhoenixWM.com

With a copy to:	Phoenix Life Insurance Company One American Row Hartford, CT 06102-5056 Attention: General Counsel

BNYM:	BNY Mellon Investment Servicing (US) Inc. 301 Bellevue Parkway Wilmington, DE 19809 Attention: Wayne Weaver

(l)	The last sentence of the first paragraph of Section 10.8 is modified by deleting the words “a Phoenix” and replacing it with the words “an entity”.

(m)	Section 10.16 is deleted and replaced in its entirety by the following:

10.16 Entire Agreement. The Original Agreement together with the Amendments state the entire agreement between the parties with respect to the Phoenix Concierge Account Program, and all prior or contemporaneous written or oral agreements and understandings are merged herein and superseded hereby; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an amendment to the Agreement shall apply on and after its effective date and is not to have or be given retroactive application).

(n)	A new Section 10.17 is added which reads in its entirety as follows:

10.17. Additional Services. Phoenix agrees that it is solely and exclusively responsible for compliance with all abandoned property and escheat laws and regulations applicable to the activities contemplated by this Agreement and that BNYM has no duties or responsibilities with respect to such compliance. BNYM’s sole duty with respect to any files, reports or other data or information (“Materials”) requested by Phoenix is to prepare the Materials and deliver the Materials to Phoenix; BNYM makes no representations or warranties that any Materials furnished to Phoenix will comply with any abandoned property or escheat law or regulation and shall have no duty to investigate or research such matters even if Phoenix informs BNYM that requested Materials will be used for such compliance purposes. In the event Phoenix requests that BNYM provide any Materials or service not otherwise provided under this Agreement as of the Effective Date of Amendment No. 2 (“Requested Item”), unless Phoenix and BNYM otherwise agree in writing with respect to the Requested Item, BNYM will engage in commercially reasonable efforts to design, develop and implement the

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Requested Item if BNYM in its discretion exercised reasonably determines such design, development and implementation to be commercially reasonable (including the reasonable commercial availability of appropriate technology) and Phoenix shall pay to BNYM upon being invoiced for same all reasonable fees and charges assessed by BNYM for such design, development or implementation efforts and any ongoing service fees related to preparing and delivering the Requested Item and shall reimburse BNYM for any related out-of-pocket expenses reasonably incurred.

(o)	A new Section 12 which reads in its entirety as follows shall be added:

12. Matters Relating to U.S. Anti-Money Laundering Laws.

12.1 Phoenix acknowledges and agrees that Customers are customers of Phoenix only, and are not customers or joint customers of BNYM.

12.2 Phoenix will, after appropriate suspicious activity detection and review activities, report suspicious activity to the Financial Crimes Enforcement Network as required under applicable law.

12.3 Phoenix will obtain appropriate identity information from all persons claiming to be a beneficiary of a life insurance policy issued by Phoenix or an affiliate of Phoenix (a “Claimant”) prior to approving a Claimant as a Customer. With respect to Claimants that are natural persons (“Natural Person Claimants”), Phoenix will obtain information in the following four data sets: (i) name; (ii) date of birth; (iii) residential address; and (iv) Tax ID or social security number. Prior to approving a Natural Person Claimant as a Customer, Phoenix will utilize a third party commercial database to attempt to validate the above four data sets for the Natural Person Claimant. In the event Phoenix cannot validate the above four data sets for a Natural Person Claimant through the commercial database, it will attempt to validate the above four data sets for the relevant Natural Person Claimant by utilizing other means of publically available data or require documentary evidence from the Natural Person Claimant (e.g., government issued identification, Social Security card). In order to validate identity information for persons not natural persons claiming to be beneficiaries of a life insurance policy issued by Phoenix or an affiliate of Phoenix (“Entity Claimant”) including without limitation (i) trusts, trustees, grantors, settlors, and trust beneficiaries, (ii) corporations, directors, managing members, and (iii) partnerships, general partners, Phoenix will require the Entity Claimant to complete an appropriate certification and acknowledgement of entity organization, structure or form such as a trust agreement certification, corporate resolution, or partnership authorization.

(p)	A new Section 13 which reads in its entirety as follows shall be added:

13. Requests to Transfer Information to Third Parties. In the event that Phoenix requests or instructs BNYM to send, deliver, mail, transmit or otherwise transfer to a third party, or to make available to a third party for retrieval from within the BNYM System, any information in the BNYM System (as defined below) that is owned by Phoenix: BNYM may decline to provide the information requested on the terms contained in the request due to legal or regulatory issues, confidentiality or privacy restrictions, transmission specifications not supported by BNYM, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate Phoenix with respect to the request, and BNYM will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNYM so agrees in writing to transfer information or make it available within the BNYM System: Phoenix shall pay a fee for such activities determined by BNYM to be commercially reasonable upon being invoiced for same by BNYM; BNYM shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNYM System, as the case may be;

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and BNYM shall be entitled to the indemnification provided for at Section 8.2 in connection with the activities contemplated by any such written information transfer request as if such activities were listed as clause (f) of said Section 8.2. “BNYM System” means all hardware, peripherals, software, interfaces, applications, functionalities and intellectual property of whatsoever nature constituting all or a part of the transaction processing and recordkeeping system utilized by BNYM to provide the services contemplated by the Agreement.

(q)	A new Section 14 which reads in its entirety as follows shall be added:

14. Insurance. During the term of this Agreement, BNYM will carry and maintain the following insurance coverages, evidence of which will be furnished to Phoenix upon execution of this contract, annually on the anniversary of the contract and within 30 days of a change in insurance coverage. Phoenix Life Insurance Company shall be designated as an additional insured.

a. Commercial General Liability

With contractual liability, personal and advertising injury and cyber security coverage.

Minimum limits:

$2,000,000 per occurrence

$4,000,000 products completed operations aggregate

$4,000,000 general aggregate

b. Commercial Automobile Liability

All owned, non-owned, and hired autos.

Minimum limits:

$1,000,000 combined single limit

c. Employer’s Liability

Minimum limits:

$500,000 each accident

$500,000 disease – policy limit

$500,000 disease – each

(r)	A new Section 15 which reads in its entirety as follows shall be added:

15. Inspection of Records. Once annually for one business day, BNYM shall permit Customer and its regularly engaged firm of independent auditors, upon not less than 30 days’ advance notice, together and not separately, during BNYM’s normal business hours, to examine on the premises of BNYM reasonably designated by BNYM: (i) print-outs of records maintained by BNYM (excluding Bank) pursuant to this Agreement to the extent print-outs of such records are supported by the BNYM recordkeeping system at the time of the examination, and (ii) operating procedures of BNYM (not Bank) utilized by BNYM to provide the services provided hereunder by BNYM (not Bank).

(s)	A new Section 16 which reads in its entirety as follows shall be added:

16. Certification of BNY Mellon. BNY Mellon certifies that, in accordance with 18 U.S.C. Section 1033, it will not assign any individual to provide services under this Agreement who has

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ever been convicted of, or pled guilty or nolo contendere to a felony, or an offense under federal or state law, involving dishonesty or breach of trust, unless the individual has received an appropriate waiver from the relevant Insurance Department. If an individual has obtained a waiver and BNY Mellon is assigning that person to provide services under this Agreement, BNY Mellon will provide the Company with assurance of having obtained such waiver from the relevant Insurance Department prior to assigning the individual to provide services under this Agreement.

(t)	Schedule A is amended:

(1)	By deleting the definition of “Agreement” and replacing it in its entirety with the following:

“Agreement” means the Original Agreement as amended by the Amendments.

(2)	By deleting the definition of Amendment No. 1; and

(3)	By adding the following definitions at the end thereof:

“Amendments” means, collectively, Amendment No. 1 To Checking and Financial Recordkeeping Services Agreement, dated as of August 1, 2009, by and between BNYM and Phoenix, and Amendment No. 2 To Checking and Financial Recordkeeping Services Agreement, dated as of May 3, 2016, by and between BNYM and Phoenix.

“Authorized Person” means a person reasonably believed by one party to the Agreement to be authorized to act on behalf of the other party to the Agreement and such other persons as a party shall specify in a writing delivered in accordance with Section 10.3 as authorized to act on its behalf.

(u)

Schedule B is amended by deleting in its entirety the caption “Customer Management Suite” and all provisions under the caption “Customer Management Suite” up to but not including the caption “Treasury Management Services” and replacing such deleted provisions with the following:

Customer Management Suite:

Per seat fee*                                             $1,000

*	Fees for first four seats, which are available for any use, and a fifth seat dedicated to the use of the Phoenix AML Officer are included in Active Account Fee.

(v)	A new Schedule C is added and attached to this Amendment No. 2, dated May 3, 2016, between Phoenix and BNY Mellon.

(w)	A new Schedule D is added which and attached to this Amendment No. 2, dated May 3, 2016, between Phoenix and BNY Mellon.

2. Remainder of Amended Agreement. Except as specifically modified by this Amendment No. 2, all terms and conditions of the Amended Agreement shall remain in full force and effect.

3. Incorporation By Reference. The governing law of the Amended Agreement shall be the governing law of this Amendment No. 2.

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4. Entire Agreement. This Amendment No. 2 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter.

5. Facsimile Signatures; Counterparts. This Amendment No. 2 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 2 or of executed signature pages to this Amendment No. 2 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Phoenix Life Insurance Company
By:		By:

Name:	Wayne D. Weaver	Name:	Neal R. Regels

Title:	Managing Director	Title:	Assistant Vice President

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Schedule C

PHOENIX LIFE CHECK WRITING SERVICES AGREEMENT

Terms and Conditions

Phoenix Life Insurance Company (“Phoenix”) has arranged with BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and The Bank of New York Mellon (“Bank”) for check writing privileges to be made available to Phoenix clients. When you use checks issued on your Concierge Account (“Checks”), you will be accessing the funds in your Concierge Account (“Account”). BNY Mellon may use affiliates for certain of the functions described in this Agreement.

This Checkwriting Services Agreement (“Agreement”) is made among you, Phoenix, BNY Mellon and Bank and explains your rights and responsibilities with regard to the usage and safekeeping of your Checks. By writing Checks, you agree to be legally bound by all terms and conditions in this Agreement. Please read this Agreement carefully so you understand your checkwriting rights and obligations. You should keep this document for future reference.

The words “We”, “Us” and “Our”, whether or not capitalized, means Phoenix, BNY Mellon and Bank collectively.

CONTACT INFORMATION

If a term of this Agreement requires, permits, directs or recommends that you report to, notify, contact or otherwise communicate with Phoenix, BNY Mellon, Bank or “us”, please use the following contact information:

Telephone:	1-888-799-9905 (8 AM - 5:30 PM)(Eastern Time)

Writing:	Phoenix Concierge Account P.O. Box 9698 Providence, RI 02940

*	Contact us immediately if you believe any of your Checks have been lost or stolen.

Payment for Transactions. “Transaction” means the underlying financial, commercial or other transaction with respect to which a Check is written (for example, a store purchase). You authorize us to charge your Account in order to make payment on Checks of yours that are presented for payment due to a Transaction.

Checks generally will not be accepted by banks outside of the U.S. All Checks must be made payable in U.S. dollars.

Account Statements.

We will send you an Account statement every month in which a Transaction was made. In any event, you will receive an Account statement at least quarterly. Your Account statement will include your Check writing activity during the period covered by the statement. Transactions from your Account may appear on the day after the Business Day the transaction took place. Neither BNY Mellon nor Bank will send you separate Account statements of any nature.

Your Duty to Examine Your Statement. As used in this section, the term “problem” means any error, alteration or unauthorized Transaction (including, but not limited to, forged or missing signatures, and unauthorized wire transfers) related to any Check Transaction for your Account. Because you are in the best position to discover any problem with your statement, you must examine it promptly after receiving it and contact us if you see any problem with or related to your statement. You agree that none of us will be responsible for any problem related to a Check or Transaction that:

•	You do not report to Phoenix in writing within a reasonable time not to exceed 20 calendar days after Phoenix mails the statement (or makes the statement available) to you;

•	Results from a forgery, counterfeit or alteration so clever that a reasonable person cannot detect it (for example, unauthorized Checks made with your facsimile signature device or that look to an average person as if they contain an authorized signature); or

•	As otherwise provided by law or regulation.

You may not start a legal action against any of us because of any problem unless: (a) you have given Phoenix the above notice and (b) the legal action begins within one year after we send or make your statement available to you. If you make a claim against any of us in connection with a problem, each of us reserves the right to conduct a reasonable investigation before recrediting your Account, and you agree to cooperate in such investigation. If any of us requests, you agree to complete an affidavit of forgery or other proof of loss. If you refuse to sign such an affidavit, none of us will be liable to you for any loss arising from the problem.

These time periods for you to examine your statement and report “problems” to Phoenix are without regard to the level of care of any of us or the commercial reasonableness of our practices, further without regard to whether copies or images of cancelled Checks are supplied or made available to you. Contact Phoenix promptly if you do not receive your regular statement.

Documentation. We may add images of your application with respect to the Check writing services to our electronic document storage systems. After doing so, the original documents may be destroyed. Any future copy from that system will be acceptable for all purposes as if it is the original.

Safeguard Your Checks. You may not be able to recover amounts withdrawn through unauthorized use of Checks if you have not taken reasonable care in safeguarding the Checks or have not promptly notified Phoenix of the unauthorized use.

Checks. We may refuse any withdrawal that you attempt on forms not approved by us or by any method we do not specifically permit. Each Check must be properly completed and signed by an authorized signer (as described below).

In writing Checks, we strongly suggest that you date them with a current date. We will not have liability to you for paying Checks which are postdated, stale dated or do not bear a date. If you do not wish us to pay a Check you have issued, you should place a stop payment order with us.

Authorized Signers. In this document, the words “authorized signer” mean any of the following persons:

•	Any person (other than a ward, conservatee or beneficiary) listed on a signature card, application, resolution or certificate of authority as being authorized to make Transactions;

•	Any person who has a “power of attorney” or is an attorney-in-fact, agent, guardian, personal representative, trustee, custodian, or some other fiduciary capacity (collectively, an “agent”) to act for an owner;

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•	Any person that you authorize to make Transactions; or

•	Any person to whom you make your Checkbook or your Checking account number available.

The words “owner” and “owners” mean all persons (other than a ward, conservatee or beneficiary) listed on a signature card or application but not persons who are authorized signers only because they are acting as an agent. Each of BNY Mellon and Bank are authorized to follow the directions of your agent regarding your Account until it receives written notice that the agency or fiduciary relationship has been terminated and has had reasonable time to act upon that notice. We will not be liable to you in any way if your agent misapplies any of the funds from your Account. We have the right to review and retain a copy of any power of attorney, agency agreement, trust agreement, court order, or other document that has established the agency or other fiduciary relationship. For corporate, limited liability company, and partnership accounts, the corporation, limited liability company or partnership is the “owner.”

Multiple Required Signature Accounts. If you (a) have specified that some or all Checks must be signed by more than one person, (b) have specified that the authorized signers for Checks in one category are different than those for another Check category, or (c) use Checks that require multiple signatures, you acknowledge that those restrictions are for your internal use only and do not bind us even if you have made us aware of them in writing or otherwise. We reserve the right to refuse to allow persons to open accounts with these types of restrictions.

Facsimile Signatures. You may wish to use a facsimile signature stamp or other mechanical signature device to sign Checks or other orders relating to your Account. If you do, we will, without contacting you, debit the Account for items bearing an imprint that looks substantially like your authorized mechanical signature, whether or not such items bear the actual facsimile signature stamp. You agree to notify us and give us a sample imprint if you plan to use such a device. If you do not give us a sample, this section still applies to your use of the device. You are responsible for the security of any mechanical signature device. We will not be responsible for payment of unauthorized items bearing an imprint from, or similar to, your authorized mechanical signature.

Copies of Cancelled Checks. We will not return to you Checks that have been paid against your Account. At your request we shall provide you with photocopies or image copies of Checks paid against the Account or other Account documentation, if such Checks or documents are available to us under our record retention policies. If you request a copy, we may impose a processing fee.

Refusing Payment on Your Checks. If one of your Checks is presented for payment and there are not sufficient available funds available in your Account, or if the Check is not properly signed or contains some other irregularity, we may refuse payment and return the Check to the person who presented it. You acknowledge that it is difficult or impossible for us to verify whether an endorsement by a corporation or other business entity is valid. You also acknowledge that it is difficult or impossible for us to verify whether an endorsement by someone other than the person presenting a Check for payment is valid.

Stop Payments.

a) Stop Payment Orders.

(i) You are generally permitted to make stop payment orders orally. If you contact us by telephone to request a stop payment, the service representative will tell you what information is needed to place the stop payment order.

(ii) If you contact us in writing to request a stop payment order with respect to an individual Check, you must provide the following information:

•	Checkwriting number-12 digit number at bottom of Check

•	Amount

•	Check number

•	Name of party to be paid

•	Date

•	Your name and address.

(iii) You are generally permitted to make a stop payment order on a range of checks. If you contact us in writing to request a stop payment for a range of checks, you must provide the following information:

•	Checkwriting number - 12 digit number at bottom of Check

•	Check number of the first and last Checks in the range

•	Your name and address.

The stop payment information must be exact since stop-payment orders are handled by computers. If your information is not exact, we cannot assure you that your order will be effective, and we will not be responsible for failure to stop payment.

b) Who and For How Long. You may stop payment on any Check whether you sign the item or not.

Oral stop payment orders are generally effective for only fourteen calendar days, unless confirmed in writing during that time. Written stop-payment orders (and oral orders confirmed in writing) are generally effective for only six months from the date of the original order.

We are not obligated to notify you when a stop-payment order expires. Unless you renew the stop payment in writing for another six months, a Check may be paid even though it is a stale Check. We will accept stop payment orders from any person with signing authority on your Account, regardless of who wrote the Check(s). If you want to reverse a stop-payment request you must contact us in writing at the address given on page 1 of this Agreement.

c) Indemnity. If you stop payment on an item and any of us incurs any damages or expenses because of the stop payment, you agree to indemnify us for those damages or expenses, including attorneys’ fees. You assign to each of us all rights against the payee or any other holder of the item. You agree to cooperate with us in any legal actions that we may take against such persons. You should be aware that anyone holding the item might be entitled to enforce payment against you despite the stop-payment order.

If a Transaction is inadvertently permitted despite a stop payment order, the following rules will apply:

•	you will have to prove to BNY Mellon and Bank that you have suffered a loss and, if so, the amount of the loss;

•	BNY Mellon and Bank will be able to enforce any rights that the original payee or any other person who held the Check had against you; and

•	the Account will not be recredited until you prove your loss and we are satisfied that we are required by law to do so.

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d) Cutoff Time. BNY Mellon and Bank must receive a stop payment order in time to give it a reasonable opportunity to act on it and before its stop-payment cutoff time. The law provides additional limitations on BNY Mellon’s and Bank’s obligation to stop payment. (For example, you cannot stop payment on an item that has already been paid.)

e) Stop Payment Charges. Stop payment orders are subject to our current charge for that service.

Inconsistent Amounts. Checks are processed by computers. The Check amount in numerals is the one encoded on the Check to be read by the computer. You agree that if the Check amount in words is different from the amount in numbers, we may charge against your account the amount in numbers instead of the amount in words.

Insufficient Funds. If one of your Checks is presented for payment and there are not sufficient funds available in your Account, the Check will be rejected and we may also charge your Account a service charge. You have no right to request that any certain item be paid, and none of us has any responsibility for paying or returning any item requested.

A determination of your Account balance for purposes of making a decision to dishonor an item for insufficiency of available funds may be made at any time between the receipt of such presentment or notice and the time of payment or return of the item or debit, and no more than one such determination need be made.

If there are sufficient funds to pay some but not all of your Checks, we will pay Checks based on your policy in effect at the time. If, in our sole discretion, we choose to allow Transactions for which there are not sufficient available funds, you agree to repay us immediately the amount of the funds advanced to you. We may also assess your Account a service charge. At no time shall we be required to allow you to overdraw your Account.

You agree that we do not have to notify you when we refuse to pay a check you have written, or if we pay a Check which overdraws your Account, or when we impose a fee in connection with either of these events.

Use of Check Images and Substitute Checks.

You agree that we may debit your Account for a Check image of an original Check presented for payment or collection. In this situation, we may debit your Account without receipt of, or review of, the original Check associated with the Check image. In our sole discretion, we may return to a presenting bank, returning bank or paying bank or credit to your Account, a paper copy or paper representation of an original Check (including without limitation an image replacement document or IRD, or a photocopy) drawn on or returned to your Account that does not otherwise meet the technical or legal requirements for a substitute Check.

You agree that a check image that is received or created by Bank in the Check deposit, collection or return process shall be considered a “Check” and/or an “item” for all purposes under this Agreement and applicable law.

In addition, a Check that you write may be truncated in the Check collection process and replaced with a substitute Check. You authorize us to pay, process or return a substitute Check in the same manner as “Check” or “item” under this Agreement.

Substitute Checks are governed under the Check Clearing for the 21st Century Act (“Check 21 Act”) and the terms of this Agreement, to the extent not modified by the Check 21 Act. Notwithstanding the foregoing, you understand that your Checks are drawn on an omnibus account maintained by BNY Mellon (on behalf of Phoenix) with Bank, and that as a result, you are not considered a “consumer” as that term is used in the Check 21 Act.

You agree to indemnify and hold harmless us, our employees and agents from any loss, claim, damage or expense that you or any other person may incur directly or indirectly as a result of any action taken by us to process a Check image or substitute Check instead of the original Check, including the destruction of the original Check, as described above, to the extent permitted by applicable law.

Bank Branches. Bank need not pay any Check presented at a branch office. Bank reserves the right to refuse to cash or to impose a charge on anyone who asks Bank to cash a Check that you have written. Even if your Check is otherwise properly payable, we will not be liable to you for dishonor of your Check, or otherwise, as a result of such refusal.

Not Bank Account. You should be aware that the Check writing service is intended to provide easy access to funds in your Account, but that your Account is not a bank account. Funds in the Account are not deposits or obligations of, nor insured or guaranteed by, the U.S. government, any financial institution, the Federal Deposit Insurance Corporation, or the Federal Reserve Board.

Wire Transfers. Wire transfers are permitted but requests must be in writing and contain all information required by the wire transfer system. For that reason we recommend you contact us by telephone prior to sending your request. Requests typically take 1-2 business days to process, depending on time of receipt. You will be charged the wire transfer fee in effect at the time of your request.

ACH Transactions. Some retailers clear checks through the ACH payment processing system, but electronic fund transfers are not supported for your Account. If a retailer attempts to clear one of your Checks through the ACH system, it will be rejected, although the retailer should still be able to clear the Check through the regular paper check clearance system. Knowing retailer policies on these rejections in advance would be advisable.

Our Duty of Care. The duty of care of Phoenix, BNY Mellon and Bank to you is satisfied if reasonable banking procedures are followed. Unless we have specifically agreed with you in writing, our duties will not include monitoring nonstandard instructions or other legends appearing on Checks. We shall be deemed to have exercised ordinary care as to your signature if we process your Check by automated means only (so as to clear the largest number of checks at the lowest cost to customers) or if any unauthorized signature or alteration is so skillfully made that a reasonably careful person would not readily detect it. A clerical error or mistake in judgment is not to be considered a failure to meet the duty of care of Phoenix, BNY Mellon or Bank.

The obligations of Phoenix, BNY Mellon and Bank are set forth in this Agreement. None of Phoenix, BNY Mellon or Bank is liable for the obligations of the others.

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Joint Accounts. If this is a joint Account, unless you notify us in writing otherwise and provide us with such documentation as we may require, your Account shall be held by you jointly with rights of survivorship. Each joint tenant irrevocably appoints the other as attorney in fact to take all action on his or her behalf and to represent him or her in all respects in connection with this Agreement. We shall be fully protected in acting upon the instructions of either of you, in sending confirmation advice, notices or other communications to either of you, or in otherwise dealing with either of you. Each of you shall be liable, jointly and individually, for any amounts due to us pursuant to this Agreement, whether incurred by either or both of you.

If “you” shall consist of more than one individual, the obligations of all such persons under this Agreement shall be joint and several. Each joint accountholder (Accountholder) has authority, acting individually and without notice to the other Accountholder, to deal with us as fully and completely as if the Accountholder is the sole Accountholder. We are authorized to follow the instructions of any joint Accountholder. We are not responsible for determining the purpose or propriety of an instruction we receive from any Accountholder or for the disposition of payments or deliveries among joint Accountholders. Any notice we send to one Accountholder will be deemed notice to all Accountholders.

Confidentiality. You give us permission to share information with Phoenix, BNY Mellon and Bank. Under normal circumstances, we will not reveal any information about your Accounts to third parties. We will not reveal any information to third parties about your Account and your Transactions EXCEPT: (1) you hereby authorize us to share information concerning your Transactions with Phoenix, BNY Mellon and Bank); or (2) where it is necessary for completing your Transactions or providing any related Check benefits to you; or (3) in order to verify the existence and condition of your Account for a third party, such as a credit bureau or merchant; or (4) in order to comply with laws or with orders of subpoenas of government agencies or courts; or (5) if you give us written permission; or (6) to other persons and entities in order to resolve disputes arising from Transactions; or (7) in the circumstances contemplated by Phoenix’s Privacy Policy, as furnished to you separately and updated or amended from time to time by Phoenix.

Disputes Involving Your Account. To the fullest extent permitted by law, you agree to be liable to us for any loss, costs, or expenses, including reasonable attorneys’ fees, that we may incur as a result of any dispute involving your Account. To the fullest extent permitted by law, you authorize us to deduct any such loss, costs or expenses from your Account without prior notice to you. This obligation includes disputes between you and us involving the Account and situations where we become involved in disputes between you and an authorized signor, another joint owner, or a third party claiming an interest in the Account. Also, it includes those situations where you, an authorized signor, another joint owner, or a third party take some action with respect to the Account which causes us to seek the advice of counsel, even though we do not actually become involved in the dispute.

Terminating Your Checking Services. Phoenix, BNY Mellon, Bank or you may terminate this Agreement, including the use of Check writing services at any time without closing your Account. However, your Check writing services will be terminated effective with the closing of your Account. You shall remain responsible for authorized charges that arise before or after such cancellation or termination. In the event of cancellation or termination for whatever reason, you shall promptly destroy all Checks.

Extraordinary Events. To the fullest extent allowable under law, we are not responsible and you agree not to hold us liable for losses caused directly or indirectly by conditions beyond our control, including, but not limited to: war, natural disaster, terrorism, government restriction, exchange or market rulings, strikes, interruptions of communications or data processing services, news or analysts’ reports, market volatility or disruptions in orderly trading on any exchange or market.

Governing Law. Except where specified, this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the United States of America, as amended.

Representations and Amendments. You agree that we shall have the right to amend this Agreement at any time by sending notice of the amendment to you. An amendment shall be effective as of the date we establish. If we make any changes to this Agreement that will affect you adversely (by increasing costs or liability to you, or limiting access to your Account), we will notify you prior to the change as required by law. The change will automatically become effective unless, prior to the effective date, you notify us of your intention to terminate your Check writing services. We reserve the right to make emergency changes for security reasons, without prior written notice to you. You understand additional restrictions may apply to the services and additional documentation may be required by applicable law or our policies and procedures. You agree to promptly comply with any such restrictions and requests for additional documents.

Severability. If and to the extent any term or provision herein is or should become invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired and remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

Headings. The headings of the provisions hereof are for ease of reference only and shall not affect the interpretation or application of this Agreement or in any way modify or qualify any of the rights or obligations provided for hereunder.

Recording Conversations and Monitoring Electronic Communications. For the parties’ mutual protection, you understand, agree, and expressly consent to Phoenix’s, BNY Mellon’s and Bank’s electronic recordation of any of your telephone conversations with them and to Phoenix’s, BNY Mellon’s and Bank’s monitoring of your electronic communications with them, including but not limited to e-mail and facsimile transmission.

Priority of Agreements. In the event of any conflict between this Agreement and any other agreement you have with Phoenix, including the Phoenix Concierge Account (Retained Asset Account) Supplemental Contract, this Agreement will control with respect to your Checks and any Transactions described herein.

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Schedule D

Confidentiality Terms

1. Confidential Information. Subject to the exclusions set forth in Section 3, all information disclosed by one party (“Discloser”) to the other party (“Recipient”) shall be deemed to be (“Confidential Information”), including, without limitation: (a) all knowledge or information concerning the business, operations and assets of the parties hereto and their respective Affiliates, such as: internal operating procedures; investment procedures; sales data and customer lists; financial plans, projections and reports; and insurance and investment company programs, plan and products; (b) all property owned, licensed and/or developed by or for the parties, their respective Affiliates or their respective clients, such as computer systems, programs, software and devices, plus information about the design, methodology and documentation therefor; (c) information about or personal to the parties, their respective Affiliates or the insureds, employees, agents and applicants (for jobs or products) of any of the foregoing; (d) information, materials, products or any other tangible or intangible assets in the possession or the control of the parties or their Affiliates which is proprietary to, or confidential to or about, any other person or entity; (e) proprietary or confidential information, including Regulated Information (as defined below), obtained from persons or entities conducting business with the parties or their Affiliates in any capacity; (f) records and repositories of all of the foregoing, in whatever form maintained; (g) analyses, compilations, forecasts, studies and other documents incorporating any of the foregoing, irrespective of who has prepared such. Confidential Information shall include information obtained by Discloser from another party, which Discloser treats or is obligated to treat as confidential.

2. Privacy Laws. Company acknowledges that Phoenix is regulated as a financial institution under federal and state privacy laws. Company may receive information that is nonpublic personal information as defined under federal and state privacy laws (“Regulated Information”). Company agrees (a) that it will maintain the confidentiality of Regulated Information and will not use it other than to carry out the purposes for which it was disclosed to Company, or for any purpose that is prohibited under applicable law and; (b) that it will not, directly or through an affiliate, disclose Regulated Information to any other person that is a nonaffiliated third party of Phoenix or Company, unless such disclosure would be lawful if made directly to such other person by Phoenix.

3. Exclusions. With the exception of Regulated Information, which shall be protected in all circumstances, the term Confidential Information does not include information that can be proven to have been independently developed by Recipient, as evidenced by contemporaneous written and dated records, without using any of Discloser’s Confidential Information (regardless of source) or breaching this Agreement or that: (a) is now, or hereafter becomes, through no act or failure to act on the part of Recipient, generally known or available to the public; (b) is independently known by Recipient without obligation of confidentiality at the time of receiving such information; (c) is hereafter furnished to Recipient by a third party, without a breach of any obligation and without restriction on disclosure provided that the Recipient does not know or have reason to know that such third parties are prohibited by contractual, legal or fiduciary obligation from transmitting the information; or (d) is the subject of a prior written permission to disclose provided by Discloser.

4. Restrictions/Obligations. Recipient agrees to hold Discloser’s Confidential Information in trust and confidence, using its best efforts, and without in any way limiting the foregoing, shall: (i) only disclose the Confidential Information to applicable regulatory authorities as set forth in Section 5 as well as those employees, contractors and, with a need to know; provided, that Recipient binds those employees and contractors to terms at least as restrictive as those stated in this Agreement; (ii) not disclose any Confidential Information to any third party, without the prior written consent of Discloser; (iii) use such Confidential Information only to the extent required to accomplish the intended purpose(s); (iv) not reproduce, summarize or distribute Confidential Information in any form except as required to accomplish the intended purpose(s);

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(v) not reverse engineer, decompile, or disassemble any software code disclosed by Discloser; (vi) not directly or indirectly export or transmit any Confidential Information to any country to which such export or transmission is restricted by regulation or statute; and (vii) promptly provide Discloser with notice of any actual or threatened breach of the terms of this Agreement. Each party agrees not to disclose any Regulated Information to the other unless such information is provided in an encrypted format.

5. Mandated Disclosures. In the event a party or its Affiliate is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or process) to disclose any Confidential Information of the other party or such party’s Affiliates, the party required to disclose such information shall provide the other party with prompt notice of any such request or requirement (written, if practicable), unless such notice is prohibited by statute, rule or court order, so such other party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or other remedy or the receipt of a waiver hereunder, a party is compelled to disclose Confidential Information of the other party, or its Affiliates, the party required to disclose may disclose that portion of such Confidential Information which it is compelled to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of such Confidential Information which is being disclosed. In any event, the disclosing party will not oppose any action by the other party or such party’s Affiliates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6. Ownership/Legend. Neither party shall acquire any right, title or interest in the Confidential Information disclosed herein. Confidential Information (including copies thereof) shall be returned (or, at Discloser’s option, be certified destroyed) upon written request or upon expiration of Recipient’s need for the Confidential Information, and in any event, upon completion or termination of this Agreement. No rights or licenses to trademarks, inventions, copyrights, patents, or other intellectual property rights, are implied or granted under this Agreement. Discloser reserves without prejudice, the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets except as otherwise provided herein. In the event that Confidential Information is or becomes the subject of a patent application, patent, copyright or other proprietary right, Recipient agrees and understands that Discloser will have all the rights and remedies available to it under the law as a result of said patent application, patent, copyright or other proprietary right. Recipient shall not remove any proprietary rights legend from, and shall, upon Discloser’s reasonable request, add any proprietary legend to, materials disclosing or embodying Confidential Information.

7. Disclaimer. Recipient acknowledges that Confidential Information may still be under development, or may be incomplete, and that such information may relate to products that are under development or are planned for development. DISCLOSER MAKES NO WARRANTIES REGARDING THE ACCURACY OF THIS CONFIDENTIAL INFORMATION, AND ACCEPTS NO RESPONSIBILITY FOR ANY EXPENSES, LOSSES, OR OTHER INJURY TO RECIPIENT OR ANY OTHER PARTY AS A RESULT OF RECIPIENT’S RECEIPT OR USE OF CONFIDENTIAL INFORMATION. RECIPIENT AGREES THAT DISCLOSER SHALL NOT BE LIABLE FOR ANY DAMAGES WHATSOEVER ARISING FROM OR RELATING TO RECIPIENTS’ USE OF OR INABILITY TO USE CONFIDENTIAL INFORMATION. DISCLOSER MAKES NO WARRANTIES OR REPRESENTATIONS THAT IT WILL INTRODUCE ANY PRODUCT RELATING TO CONFIDENTIAL INFORMATION.

8. Equitable Remedies. Recipient acknowledges that monetary damages may not be a sufficient remedy for unauthorized use or disclosure of Confidential Information or any breach or threatened breach of this Agreement, and that Discloser shall be entitled, without waiving any other rights or remedies, to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Recipient shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that Discloser has an adequate remedy at law. Notwithstanding anything in this Agreement to the contrary, (i) no party shall be liable to any other party for any consequential, special or indirect losses or damages that a party, may incur or suffer by or as a consequence of another party or its affiliate’s performance hereunder, whether or not the likelihood of such losses or damages was known by the party or their affiliates

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9. Miscellaneous. This Agreement constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof. This Agreement shall be governed by the laws of the State of Delaware. The term of this Agreement shall run concurrently with the term of the Services Agreement. In the event of such termination, any terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled. Any addition or modification to the Agreement must be in writing and signed by both parties. No agency or partnership is implied or created between the parties by this Agreement. Failure, delay, or partial exercise by either party in exercising any right, power, or privilege hereunder shall not be construed as a waiver thereof or of any other rights, powers, or privileges. If any part of this Agreement shall be held to be void or unenforceable such part shall be treated as severable, leaving valid the remainder of the Agreement. No waiver of any provision of this Agreement shall be effective unless contained in writing executed by the party against whom enforcement is sought. A waiver of any specific term hereof shall not be deemed to imply or constitute a waiver of the same of any other term on any other occasion. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and lawful assigns; however, that neither party may assign this Agreement (whether by operation of law, sale of securities or assets, merger or otherwise), in whole or in part, without the prior written approval of the other party. Any attempted assignment in violation of this Section shall be void.

10. Additional Obligations. The parties agree to comply with all applicable international and national laws that apply to (i) any Confidential Information Each party shall each be liable hereunder for the actions and inactions of itself, and its and such respective entities’ officers, directors, employees, advisers and representatives, all of whom shall be required by the respective party to abide by the provisions of this Agreement as though made parties hereto.

11. Definition of Affiliate. “Affiliate” shall mean a person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of twenty-five (25%) percent or more of any class of voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition and the following, “control”, including the terms “controlling” or “controlled”, means the power to direct or cause the direction of the management and policies of a person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interest, by contract or otherwise.